Exhibit 99.1

THE HOWARD HUGHES CORPORATION® REPORTS SECOND QUARTER 2023 RESULTS
Strong MPC home sales and Operating Assets performance contribute to improved outlook and increased full year 2023 guidance expectations

HOUSTON, August 8, 2023 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) today announced operating results for the second quarter ended June 30, 2023. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Second Quarter 2023 Highlights:

–Quarterly net loss of $19.1 million, or $(0.39) per diluted share
–Achieved highest new home sales results across all MPCs in two years, with 605 homes sold—up 39% year-over-year—signifying continued strong demand for new homes that will lead to robust future land sales and resulted in an upward revision of 2023 MPC EBT guidance
–Delivered Operating Assets NOI of $68 million fueled by 199,000 square feet of executed office leases and robust multi-family rent growth, resulting in 4% same-store NOI growth and increased 2023 NOI guidance
–Contracted to sell 43 condo units at Ward Village®, representing 27% of remaining unit inventory
–At the Seaport, continued operating losses at the Tin Building by Jean-Georges were partially offset by meaningful improvements at our Summer Concert Series

“During the second quarter, we produced exceptionally strong results across our segments and remain well-positioned to carry this momentum through the second half of 2023,” commented David R. O’Reilly, Chief Executive Officer. “Throughout the quarter, we saw new home sales—a leading indicator of future land sales—surge to its highest level since the second quarter of 2021, our office and multi-family assets produced solid same-store NOI growth, condo sales in Hawai’i remained strong with only 116 units remaining, and foot traffic at the Seaport continued to rise sparked by the launch of our Summer Concert Series, premier restaurant offerings, and the Tin Building marketplace.

“The positive performance of our MPC segment was led by Bridgeland®—our Houston-based MPC—which is on pace to sell a record number of new homes this year. We continue to achieve strong pricing on lot sales as homebuilder appetite for land remains solid. We anticipate this strength in housing to continue and, as a result, expect increased residential land sales in the coming quarters.

“In Operating Assets, our office portfolio continues to outperform as ‘flight to quality’ remains a top priority for companies looking for space, resulting in robust leasing velocity which brought our stabilized assets to 89% leased—substantially higher compared to other assets around the country and in our surrounding metro regions of Houston, Las Vegas, and Baltimore—D.C. Within our multi-family portfolio, we recorded incrementally higher occupancy gains and saw 6% in-place rent growth within our stabilized properties.

“With the first half of 2023 in the books, we are thrilled with our performance to date and look forward to closing out the remainder of 2023 on a strong note. We increased 2023 full-year MPC EBT and Operating Assets NOI guidance, our condos in Ward Village are almost entirely sold or under contract, and the Seaport continues to make steady improvements. Our world-class portfolio of assets and significant pipeline of future developments leave us uniquely positioned to deliver meaningful growth and value creation in the years to come.”

Financial Highlights

Total Company
–HHC reported a loss of $19.1 million or $(0.39) per diluted share in the quarter, compared to net income of $21.6 million or $0.42 per diluted share in the prior-year period.
–In late July, HHC announced the implementation of a holding company reorganization to provide the Company with additional financial flexibility to fund future opportunities and segregate assets and related liabilities in separate subsidiaries.
–Effective August 11, 2023, Howard Hughes Holdings Inc. will become the new parent company which will trade under the ticker symbol “HHH” on the New York Stock Exchange beginning August 14, 2023.

MPC
–MPC EBT totaled $54.9 million in the quarter, or a 23% decrease compared to $71.3 million in the prior-year period. The reduction was largely driven by a 50% decline in land sales revenue—which totaled $42.3 million—primarily related to the timing of super pad land sales in Summerlin®. Land sales revenues are expected to materially increase in the second half of 2023.
–New home sales totaled 605 homes—representing a 39% year-over-year increase and signifies continued strength for future land sales.
–Builder price participation revenue remained strong at $15.9 million, representing a $2.6 million year-over-year moderation from the all-time highs of 2022.
–The average price per acre of residential land sold was approximately $656,000 during the quarter—representing a 13% year-over-year decrease—primarily due to MPC sales mix and the absence of land sales in Summerlin. Excluding Summerlin and custom lot sales in The Woodlands®, the combined average price per acre in Bridgeland and The Woodlands Hills® increased 2% year-over-year.

Operating Assets
–Total Operating Assets NOI, including contribution from unconsolidated ventures, totaled $68.1 million in the quarter, representing a 3% increase compared to $66.3 million in the prior-year period.
–Office NOI of $33.7 million increased $4.0 million year-over-year largely due to one-time lease termination fees, strong lease-up activity, and abatement expirations at various properties in The Woodlands. These increases were partially offset by tenant vacancies at various properties in Downtown Columbia® and initial operating losses at 1700 Pavilion in Summerlin. During the quarter, HHC executed new or expanded office leases totaling 167,000 square feet in The Woodlands and 32,000 square feet in Summerlin.
–Multi-family NOI of $13.1 million increased $1.2 million compared to the prior year period largely due to 6% average in-place rent growth and strong lease-up at HHC’s newest properties—Starling at Bridgeland and Marlow, in Downtown Columbia.
–Retail NOI of $12.5 million declined $1.5 million year-over-year primarily due to one-time COVID-related recoveries in the prior year and the closure of two retail centers in Hawai’i to make way for The Park and Ulana Ward Village condominiums. Despite this reduction, the retail portfolio was 94% occupied, representing a 4% year-over-year improvement.
–The Las Vegas Ballpark generated $4.4 million of NOI during the quarter compared to $5.4 million in the prior-year period due to reduced sponsorship revenue. Despite this reduction, the Las Vegas Aviators®–HHC’s Triple-A minor league baseball team—has seen strong fan attendance thus far in the 2023 season and leads minor league baseball in ticket sales revenue.
–Subsequent to quarter end in early July, HHC divested its two self-storage facilities in The Woodlands for a combined sales price of $30.5 million, generating a gain on sale of $16.1 million.

Strategic Developments
–Closed on 15 condo units in the second quarter—including 11 at ‘A‘ali‘i® and four at Kō'ula®—generating $14.9 million in revenue. At quarter end, ‘A‘ali‘i and Kō'ula were 99% and 98% sold, respectively, with eight units pending close in the third quarter.
–Contracted to sell 21 units at HHC’s three towers in pre-sales—The Park Ward Village, Ulana, and Kalae. At quarter end, these projects were 93%, 99%, and 83% pre-sold, respectively.

–HHC incurred a $16.1 million charge during the quarter to fund additional remediation expenditures related to window construction defects at Waiea. The Company continues to vigorously pursue recovery of these costs from the general contractor and other responsible parties.

Seaport
–Seaport revenue of $22.8 million declined $5.4 million or 19% compared to the second quarter of 2022 primarily due to non-recurring COVID-related recoveries at the Fulton Market Building and event revenue from ApeFest on the Rooftop at Pier 17 in the prior year, partially offset by rental revenue from the Tin Building.
–Seaport generated negative NOI of $2.4 million, representing a $1.8 million year-over-year reduction. Including $9.3 million of losses from unconsolidated ventures—primarily related to the Tin Building by Jean-Georges—Total Seaport NOI was a loss of $11.7 million.
–At the Tin Building by Jean-Georges, equity losses of $9.6 million remained elevated as the Company continues to implement operational improvements and refine the operating model during the marketplace’s first year in operations. Poor weather during the quarter—including smoke conditions in June—also contributed. The peak summer season and increased foot traffic are expected to drive improvement in the third quarter.
–Sold 171,000 tickets to date for the Summer Concert Series on the Rooftop at Pier 17, representing more than 85% of available ticket inventory.

Financing Activity
–In May, the Company closed on a $27.8 million construction loan for the development of the Summerlin South Office. The loan bears interest at SOFR plus 2.35% with an initial maturity in May 2027.

Full-Year 2023 Guidance

–MPC EBT, which was previously projected to decline 25% to 35% year-over-year due to a slower housing market, is expected to benefit from increased sales of new homes in Bridgeland, Summerlin, and The Woodlands Hills year-to-date. With reduced cancellations and declining inventories of new homes, homebuilder interest in new acreage has meaningfully improved, and the Company expects increased land sales in the coming quarters. As a result, 2023 MPC EBT is now expected to be flat to down 10% year-over-year.
–Operating Assets NOI, which was previously projected to be in a range of down 2% to up 2% year-over-year, has benefited from strong multi-family rent growth and lease-up at new developments in Bridgeland, Downtown Columbia, and Summerlin which encompass nearly 1,400 units. The office portfolio has also delivered solid financial performance year-to-date, benefiting from expiring abatements; however, strong leasing momentum in recent quarters is not expected to have a material impact on 2023 results due to free rent periods on many of the new leases. Overall, excluding the $3.4 million contribution from divested retail assets in the prior year, Operating Assets NOI is now expected to be in a range of up 1% to up 4% year-over-year.
–Condo sales revenues, which were previously projected to range between $45 million and $55 million with gross margins between 25% to 28%, are now expected to range between $40 million and $45 million with gross margins between 10% to 13%. Projected condo sales revenues and gross margins are entirely driven by the closing of remaining units at ‘A‘ali‘i and Kō‘ula, which were 99% and 98% sold, respectively, as of June 30, 2023. Reduced revenue and gross margins expectations are the result of recent pricing reductions to facilitate the close-out of remaining units which represent approximately 3% of all units in the two towers. Despite lower margins on the remaining units, overall gross margins at ‘A’ali’i and Kō‘ula are still expected to be between 25% and 30%. The next major condo project scheduled to be completed is Victoria Place, which is expected to be delivered in 2024 and is 100% pre-sold.
–Cash G&A guidance is unchanged and is projected to range between $80 million and $85 million, which excludes anticipated non-cash stock compensation of approximately $5 million.

Conference Call & Webcast Information

The Howard Hughes Corporation will host its second quarter 2023 earnings conference call on Wednesday, August 9, 2023, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Please visit The Howard Hughes Corporation’s website to listen to the earnings call via a live webcast. To access the call via telephone, please dial 877-270-2148 within the U.S., 866-605-3850 within Canada, or +1 412-902-6510 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time using 10173046 as the passcode.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended June 30,				Six Months Ended June 30,
$ in thousands	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Operating Assets NOI (1)
Office	$33,666	$29,680	$3,986	13%	$61,394	$54,798	$6,596	12%
Retail	12,513	14,020	(1,507)	(11)%	27,121	26,154	967	4%
Multi-family	13,062	11,843	1,219	10%	25,695	22,985	2,710	12%
Other	6,882	7,318	(436)	(6)%	6,406	8,107	(1,701)	(21)%
Dispositions	—	1,100	(1,100)	(100)%	(183)	2,431	(2,614)	(108)%
Operating Assets NOI	66,123	63,961	2,162	3%	120,433	114,475	5,958	5%
Company's share of NOI from unconsolidated ventures	1,960	2,386	(426)	(18)%	6,820	9,140	(2,320)	(25)%
Total Operating Assets NOI	$68,083	$66,347	$1,736	3%	$127,253	$123,615	$3,638	3%

Projected stabilized NOI Operating Assets ($ in millions)	$363.5	$356.5	$7.0	2%

MPC
Acres Sold - Residential	53	112	(59)	(53)%	85	156	(71)	(46)%
Acres Sold - Commercial	2	8	(6)	(74)%	111	34	77	NM
Price Per Acre - Residential	$656	$753	$(97)	(13)%	$723	$699	$24	3%
Price Per Acre - Commercial	$819	$175	$644	NM	$258	$871	$(613)	(70)%
MPC EBT	$54,926	$71,266	$(16,340)	(23)%	$117,298	$130,944	$(13,646)	(10)%

Seaport NOI (1)
Landlord Operations	$(4,760)	$(3,070)	$(1,690)	(55)%	$(9,050)	$(5,925)	$(3,125)	(53)%
Landlord Operations - Multi-family	33	206	(173)	(84)%	61	74	(13)	(18)%
Managed Businesses	(50)	1,769	(1,819)	(103)%	(2,586)	(861)	(1,725)	NM
Tin Building	2,360	—	2,360	NM	4,775	—	4,775	NM
Events and Sponsorships	(29)	411	(440)	(107)%	(1,231)	286	(1,517)	NM
Seaport NOI	(2,446)	(684)	(1,762)	NM	(8,031)	(6,426)	(1,605)	(25)%
Company's share of NOI from unconsolidated ventures	(9,262)	(4,979)	(4,283)	(86)%	(18,853)	(8,817)	(10,036)	(114)%
Total Seaport NOI	$(11,708)	$(5,663)	$(6,045)	(107)%	$(26,884)	$(15,243)	$(11,641)	(76)%

Strategic Developments
Condominium rights and unit sales	$14,866	$21,420	$(6,554)	(31)%	$20,953	$41,036	$(20,083)	(49)%

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia® in Maryland; The Woodlands®, Bridgeland®, and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawai‘i; and TeravalisTM in the Greater Phoenix, Arizona area. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) general adverse economic and local real estate conditions; (ii) potential changes in the financial markets and interest rates; (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (v) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vi) ability to successfully dispose of non-core assets on favorable terms, if at all; (vii) ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (xiii) changes in governmental laws and regulations; (ix) increases in operating costs, including construction cost increases as the result of trade disputes and tariffs on goods imported in the United States; (x) the impact of the COVID-19 pandemic on the Company’s business, tenants and the economy in general, and our ability to accurately assess and predict such impacts; (xi) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xii) impairment charges; (xiii) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xiv) the effects of natural disasters, including floods, droughts, wind, tornadoes and hurricanes; (xv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvi) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations Contact
The Howard Hughes Corporation
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

THE HOWARD HUGHES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
thousands except per share amounts	2023	2022	2023	2022
REVENUES
Condominium rights and unit sales	$14,866	$21,420	$20,953	$41,036
Master Planned Communities land sales	42,306	84,979	101,667	146,447
Rental revenue	103,339	104,055	201,203	199,164
Other land, rental, and property revenues	46,898	47,783	65,866	67,320
Builder price participation	15,907	18,471	29,916	32,967
Total revenues	223,316	276,708	419,605	486,934

EXPENSES
Condominium rights and unit cost of sales	29,317	19,546	33,853	33,726
Master Planned Communities cost of sales	15,867	31,263	37,870	55,949
Operating costs	83,800	86,119	156,187	151,674
Rental property real estate taxes	15,578	13,014	30,997	28,196
Provision for (recovery of) doubtful accounts	(26)	1,288	(2,446)	2,132
General and administrative	20,217	15,512	43,770	41,403
Depreciation and amortization	53,221	48,976	105,230	97,569
Other	3,089	2,674	6,660	5,083
Total expenses	221,063	218,392	412,121	415,732

OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	(16)	4,018	4,714	4,009
Other income (loss), net	(1,607)	714	3,374	493
Total other	(1,623)	4,732	8,088	4,502

Operating income (loss)	630	63,048	15,572	75,704

Interest income	4,992	254	9,084	278
Interest expense	(33,947)	(28,152)	(72,084)	(55,590)
Gain (loss) on extinguishment of debt	—	(363)	—	(645)
Equity in earnings (losses) from unconsolidated ventures	(6,186)	(6,092)	(10,988)	11,820
Income (loss) before income taxes	(34,511)	28,695	(58,416)	31,567
Income tax expense (benefit)	(15,370)	7,263	(16,648)	7,964
Net income (loss)	(19,141)	21,432	(41,768)	23,603
Net (income) loss attributable to noncontrolling interests	(2)	132	(120)	83
Net income (loss) attributable to common stockholders	$(19,143)	$21,564	$(41,888)	$23,686

Basic income (loss) per share	$(0.39)	$0.42	$(0.85)	$0.46
Diluted income (loss) per share	$(0.39)	$0.42	$(0.85)	$0.46

THE HOWARD HUGHES CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	June 30, 2023	December 31, 2022
ASSETS
Master Planned Communities assets	$2,445,421	$2,411,526
Buildings and equipment	4,432,612	4,246,389
Less: accumulated depreciation	(958,510)	(867,700)
Land	311,194	312,230
Developments	1,336,104	1,125,027
Net investment in real estate	7,566,821	7,227,472
Investments in unconsolidated ventures	248,904	246,171
Cash and cash equivalents	389,405	626,653
Restricted cash	453,747	472,284
Accounts receivable, net	104,394	103,437
Municipal Utility District receivables, net	553,975	473,068
Deferred expenses, net	138,804	128,865
Operating lease right-of-use assets, net	46,250	46,926
Other assets, net	267,115	278,587
Total assets	$9,769,415	$9,603,463

LIABILITIES
Mortgages, notes, and loans payable, net	$4,945,746	$4,747,183
Operating lease obligations	51,866	51,321
Deferred tax liabilities, net	235,787	254,336
Accounts payable and other liabilities	967,563	944,511
Total liabilities	6,200,962	5,997,351

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,533,030 issued, and 50,088,282 outstanding as of June 30, 2023, 56,226,273 shares issued, and 49,801,997 outstanding as of December 31, 2022	566	564
Additional paid-in capital	3,980,780	3,972,561
Retained earnings (accumulated deficit)	126,189	168,077
Accumulated other comprehensive income (loss)	7,753	10,335
Treasury stock, at cost, 6,444,748 shares as of June 30, 2023, and 6,424,276 shares as of December 31, 2022	(612,663)	(611,038)
Total stockholders' equity	3,502,625	3,540,499
Noncontrolling interests	65,828	65,613
Total equity	3,568,453	3,606,112
Total liabilities and equity	$9,769,415	$9,603,463

Segment Earnings Before Tax (EBT)

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport, and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is EBT. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets.

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2023	2022	$ Change	2023	2022	$ Change
Operating Assets Segment EBT
Total revenues	$121,427	$118,562	$2,865	$222,352	$218,249	$4,103
Total operating expenses	(54,452)	(51,349)	(3,103)	(102,051)	(97,964)	(4,087)
Segment operating income (loss)	66,975	67,213	(238)	120,301	120,285	16
Depreciation and amortization	(40,878)	(38,999)	(1,879)	(80,510)	(77,429)	(3,081)
Interest income (expense), net	(30,285)	(21,318)	(8,967)	(59,196)	(41,436)	(17,760)
Other income (loss), net	(40)	(309)	269	2,242	(478)	2,720
Equity in earnings (losses) from unconsolidated ventures	2,042	2,591	(549)	3,947	17,766	(13,819)
Gain (loss) on sale or disposal of real estate and other assets, net	(16)	4,018	(4,034)	4,714	4,018	696
Gain (loss) on extinguishment of debt	—	(363)	363	—	(645)	645
Operating Assets segment EBT	$(2,202)	$12,833	$(15,035)	$(8,502)	$22,081	$(30,583)

Master Planned Communities Segment EBT
Total revenues	$63,311	$108,110	$(44,799)	$140,324	$188,802	$(48,478)
Total operating expenses	(28,078)	(45,136)	17,058	(62,429)	(82,032)	19,603
Segment operating income (loss)	35,233	62,974	(27,741)	77,895	106,770	(28,875)
Depreciation and amortization	(106)	(92)	(14)	(213)	(182)	(31)
Interest income (expense), net	17,161	11,783	5,378	32,973	22,205	10,768
Other income (loss), net	—	23	(23)	(103)	23	(126)
Equity in earnings (losses) from unconsolidated ventures	2,638	(3,422)	6,060	6,746	2,128	4,618
MPC segment EBT	$54,926	$71,266	$(16,340)	$117,298	$130,944	$(13,646)

Seaport Segment EBT
Total revenues	$22,804	$28,176	$(5,372)	$34,701	$37,552	$(2,851)
Total operating expenses	(26,665)	(29,066)	2,401	(45,581)	(47,925)	2,344
Segment operating income (loss)	(3,861)	(890)	(2,971)	(10,880)	(10,373)	(507)
Depreciation and amortization	(10,469)	(7,720)	(2,749)	(20,996)	(15,543)	(5,453)
Interest income (expense), net	1,311	1,319	(8)	2,497	1,272	1,225
Other income (loss), net	(1,601)	(43)	(1,558)	(1,600)	307	(1,907)
Equity in earnings (losses) from unconsolidated ventures	(10,896)	(5,239)	(5,657)	(21,716)	(8,950)	(12,766)
Seaport segment EBT	$(25,516)	$(12,573)	$(12,943)	$(52,695)	$(33,287)	$(19,408)

Strategic Developments Segment EBT
Total revenues	$15,758	$21,846	$(6,088)	$22,198	$42,302	$(20,104)
Total operating expenses	(35,341)	(25,679)	(9,662)	(46,400)	(43,756)	(2,644)
Segment operating income (loss)	(19,583)	(3,833)	(15,750)	(24,202)	(1,454)	(22,748)
Depreciation and amortization	(943)	(1,345)	402	(1,886)	(2,677)	791
Interest income (expense), net	5,442	2,528	2,914	7,505	6,517	988
Other income (loss), net	(17)	946	(963)	77	461	(384)
Equity in earnings (losses) from unconsolidated ventures	30	(22)	52	35	876	(841)
Gain (loss) on sale or disposal of real estate and other assets, net	—	—	—	—	(9)	9
Strategic Developments segment EBT	$(15,071)	$(1,726)	$(13,345)	$(18,471)	$3,714	$(22,185)

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); amortization; depreciation; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI and Seaport NOI throughout this document. Total Operating Assets NOI and Total Seaport NOI represent NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport segments because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets and Seaport is presented in the tables below:

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2023	2022	Change	2023	2022	$ Change
Operating Assets Segment
Total revenues	$121,427	$118,562	$332,147	$222,352	$218,249	$4,103
Total operating expenses	(54,452)	(51,349)	(147,881)	(102,051)	(97,964)	(4,087)
Segment operating income (loss)	66,975	67,213	184,266	120,301	120,285	16
Depreciation and amortization	(40,878)	(38,999)	(116,196)	(80,510)	(77,429)	(3,081)
Interest income (expense), net	(30,285)	(21,318)	(69,841)	(59,196)	(41,436)	(17,760)
Other income (loss), net	(40)	(309)	(971)	2,242	(478)	2,720
Equity in earnings (losses) from unconsolidated ventures	2,042	2,591	7,088	3,947	17,766	(13,819)
Gain (loss) on sale or disposal of real estate and other assets, net	(16)	4,018	29,588	4,714	4,018	696
Gain (loss) on extinguishment of debt	—	(363)	(1,948)	—	(645)	645
Operating Assets segment EBT	(2,202)	12,833	(15,035)	(8,502)	22,081	(30,583)
Add back:
Depreciation and amortization	40,878	38,999	1,879	80,510	77,429	3,081
Interest (income) expense, net	30,285	21,318	8,967	59,196	41,436	17,760
Equity in (earnings) losses from unconsolidated ventures	(2,042)	(2,591)	549	(3,947)	(17,766)	13,819
(Gain) loss on sale or disposal of real estate and other assets, net	16	(4,018)	4,034	(4,714)	(4,018)	(696)
(Gain) loss on extinguishment of debt	—	363	(363)	—	645	(645)
Impact of straight-line rent	(1,081)	(3,101)	2,020	(2,194)	(5,539)	3,345
Other	269	158	111	84	207	(123)
Operating Assets NOI	66,123	63,961	2,162	120,433	114,475	5,958

Company's share of NOI from equity investments	1,960	2,386	(426)	3,787	4,502	(715)
Distributions from Summerlin Hospital investment	—	—	—	3,033	4,638	(1,605)
Company's share of NOI from unconsolidated ventures	1,960	2,386	(426)	6,820	9,140	(2,320)

Total Operating Assets NOI	$68,083	$66,347	$1,736	$127,253	$123,615	$3,638

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2023	2022	Change	2023	2022	$ Change

Seaport Segment
Total revenues	$22,804	$28,176	$(5,372)	$34,701	$37,552	$(2,851)
Total operating expenses	(26,665)	(29,066)	2,401	(45,581)	(47,925)	2,344
Segment operating income (loss)	(3,861)	(890)	(2,971)	(10,880)	(10,373)	(507)
Depreciation and amortization	(10,469)	(7,720)	(2,749)	(20,996)	(15,543)	(5,453)
Interest income (expense), net	1,311	1,319	(8)	2,497	1,272	1,225
Other income (loss), net	(1,601)	(43)	(1,558)	(1,600)	307	(1,907)
Equity in earnings (losses) from unconsolidated ventures	(10,896)	(5,239)	(5,657)	(21,716)	(8,950)	(12,766)
Seaport segment EBT	(25,516)	(12,573)	(12,943)	(52,695)	(33,287)	(19,408)
Add back:
Depreciation and amortization	10,469	7,720	2,749	20,996	15,543	5,453
Interest (income) expense, net	(1,311)	(1,319)	8	(2,497)	(1,272)	(1,225)
Equity in (earnings) losses from unconsolidated ventures	10,896	5,239	5,657	21,716	8,950	12,766
Impact of straight-line rent	546	(184)	730	1,132	1,704	(572)
Other (income) loss, net (a)	2,470	433	2,037	3,317	1,936	1,381
Seaport NOI	(2,446)	(684)	(1,762)	(8,031)	(6,426)	(1,605)

Company's share of NOI from unconsolidated ventures (b)	(9,262)	(4,979)	(4,283)	(18,853)	(8,817)	(10,036)

Total Seaport NOI	$(11,708)	$(5,663)	$(6,045)	$(26,884)	$(15,243)	$(11,641)
(a)Includes miscellaneous development-related items.
(b)The Company’s share of NOI related to the Tin Building by Jean-Georges is calculated using our current partnership funding provisions.

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2023	2022	$ Change	2023	2022	$ Change
Same Store Office
Houston, TX	$24,424	$19,402	$5,022	$42,978	$35,477	$7,501
Columbia, MD	6,125	6,573	(448)	12,302	12,378	(76)
Las Vegas, NV	3,432	3,764	(332)	6,676	7,061	(385)
Total Same Store Office	33,981	29,739	4,242	61,956	54,916	7,040

Same Store Retail
Houston, TX	2,627	2,751	(124)	6,022	4,525	1,497
Columbia, MD	745	773	(28)	1,337	1,229	108
Las Vegas, NV	6,040	5,839	201	12,257	11,641	616
Honolulu, HI	3,195	4,481	(1,286)	7,771	8,481	(710)
Total Same Store Retail	12,607	13,844	(1,237)	27,387	25,876	1,511

Same Store Multi-family
Houston, TX	9,084	8,389	695	18,710	16,073	2,637
Columbia, MD	1,720	1,654	66	3,244	3,267	(23)
Las Vegas, NV	1,793	1,800	(7)	3,741	3,648	93
Company's share of NOI from unconsolidated ventures	1,803	1,786	17	3,614	3,530	84
Total Same Store Multi-family	14,400	13,629	771	29,309	26,518	2,791

Same Store Other
Houston, TX	2,033	1,908	125	3,886	3,653	233
Columbia, MD	17	(222)	239	18	(124)	142
Las Vegas, NV	4,762	5,513	(751)	2,364	4,417	(2,053)
Honolulu, HI	70	119	(49)	138	161	(23)
Company's share of NOI from unconsolidated ventures	157	600	(443)	3,206	5,610	(2,404)
Total Same Store Other	7,039	7,918	(879)	9,612	13,717	(4,105)
Total Same Store NOI	68,027	65,130	2,897	128,264	121,027	7,237

Non-Same Store NOI	56	1,217	(1,161)	(1,011)	2,588	(3,599)
Total Operating Assets NOI	$68,083	$66,347	$1,736	$127,253	$123,615	$3,638

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2023	2022	$ Change	2023	2022	$ Change
General and Administrative
General and administrative (G&A) (a)	$20,217	$15,512	$4,705	$43,770	$41,403	$2,367
Less: Non-cash stock compensation	(1,606)	(1,254)	(352)	(5,049)	(2,691)	(2,358)
Cash G&A	$18,611	$14,258	$4,353	$38,721	$38,712	$9
(a)G&A expense includes $1.6 million of severance and bonus costs and $2.1 million of non-cash stock compensation related to our former General Counsel in the first quarter of 2023 and $2.3 million of severance and bonus costs related to our former Chief Financial Officer in the first quarter of 2022.